EXHIBIT 10.46

CARISMA THERAPEUTICS INC.

August 29, 2025

Steven Kelly

[**]

Re: Retention and Transaction Bonus Agreement

Dear Steven:

As we discussed, Carisma Therapeutics Inc. (the “Company”) recognizes and appreciates the contributions you have made to the Company during your employment and in support of the anticipated merger pursuant to that certain Agreement and Plan of Merger, dated June 22, 2025, among the Company, Azalea Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Ocugen, Inc. (“Ocugen”), a Delaware corporation, and OrthoCellix, Inc. (“OrthoCellix”), a Delaware corporation and wholly-owned subsidiary of Ocugen, pursuant to which, Merger Sub will merge with and into OrthoCellix (the “Merger”). As an incentive for your continued employment with and commitment to the Company, I am pleased to offer you the following bonuses, subject to the terms and conditions set forth below.

Please review this Retention and Transaction Bonus Agreement (the “Agreement”) and let me know if you have any questions.

1.	Bonuses
a)

Retention Bonus. If you remain continuously employed by the Company through the Retention Date (defined below), the Company will pay you a retention bonus in a lump sum amount equal to the sum of (i) twelve (12) months of your current base salary, and (ii) one hundred percent (100%) of your 2025 annual discretionary bonus at target, prorated based on the Retention Date (the “Retention Bonus”). The Retention Date shall be the date that is the earlier of (y) the date of the closing of the Merger (the “Closing”), and (z) October 31, 2025. The Retention Bonus, less applicable taxes and withholdings, will be paid to you on the Payment Date (as defined in Section 2 below).

b)

Transaction Bonus. In addition, if the Closing occurs prior to October 31, 2025, contingent upon you remaining continuously employed by the Company through such Closing, the Company will pay you an additional transaction bonus in a lump sum amount equal to the difference of (i) the sum of (x) eighteen (18) months of your current base salary, (y) one hundred fifty percent (150%) of your 2025 annual discretionary bonus at target, and (z) one hundred percent (100%) of your 2025 annual discretionary bonus at target, prorated based on the date of the Closing, minus (ii) the Retention Bonus (the “Transaction Bonus”). The Transaction Bonus, less applicable taxes and withholdings, will be paid to you on the Payment Date (as defined in Section 2 below).

2.

Release of Claims; Payment Date. As a condition of you receipt of the Retention Bonus, and, if applicable, the Transaction Bonus, you must execute and deliver to the Company a release of claims agreement in substantially the form attached hereto as Exhibit A (the “Release”) within seven (7) days following the Retention Date. The Retention Bonus, and, if applicable, the Transaction Bonus, will be paid to you in the Company’s first regular payroll beginning after you execute the Release (the “Payment Date”).

3.

Termination of Employment Prior to the Retention Date. In the event that your employment is terminated for any reason prior to the Retention Date (an “Early Termination”), you will not be eligible to receive any bonus pursuant to this Agreement. The foregoing notwithstanding, in the event of an Early Termination, you remain eligible to receive any applicable severance benefits set forth in Section 8 of the Employment Agreement between you and the Company dated March 7, 2023 (the “Employment Agreement”), pursuant to the terms and conditions of the Employment Agreement.

4.

Delayed Closing. In the event that you become eligible for the Retention Bonus on October 31, 2025 (i.e., because you remained continually employed by the Company through October 31, 2025, and the Closing has not occurred by that date), as a condition of receiving the Retention Bonus, you agree to forgo the severance benefits set forth in Section 8 of the Employment Agreement; provided, however, in lieu of such severance benefits, in the event of a termination by the Company without Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement), the Company will pay you a taxable bonus which you may use to cover health insurance costs or for any other purpose in the amount of $3,757 per month (the “Health Insurance Bonus”) until the earlier of (i) a date that is twelve (12) months following your termination date, and (ii) the date that you become eligible for health insurance benefits through subsequent employment (you agree that should you become eligible for health insurance benefits through subsequent employment prior to a date that is twelve (12) months following your termination date, you will so inform the Company in writing within five (5) business days of becoming eligible for such coverage). As a condition of receiving the Health Insurance Bonus, you must execute and deliver to the Company a separation and release of claims agreement consistent with the terms and conditions set forth in Section 8(d) of the Employment Agreement.

5.

Entire Agreement. This Agreement forms the complete and exclusive statement of terms between you and the Company relating to your eligibility to receive the bonuses set forth herein, and supersedes any other offers, agreements or promises made to you by anyone, whether oral or written, related to the matters addressed herein.

6.

At-Will Employment; No Superseding Effect. This Agreement shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. This Agreement shall supplement the terms and conditions of your employment with the Company and shall not supersede any prior written agreements relating to the terms of your employment, including the Employment Agreement, unless explicitly stated herein. In the event any provision of this Agreement is inconsistent with any provision previously set forth in any other agreement with the Company, such earlier provision shall be deemed superseded only to the extent necessary to avoid such inconsistency.

7.

Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of law provisions. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court in the Commonwealth of Pennsylvania (or, if appropriate, a federal court located therein), and you consent to the jurisdiction of such a court.

8.	Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

9.

Section 409A. Each payment hereunder will be paid within the short-term deferral period (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this Agreement.

Please sign where indicated below to acknowledge your receipt of this Agreement and your acceptance of all of its terms and conditions.

Sincerely,

By:	/s/ Sanford Zweifach
Sanford Zweifach
Chair of the Board of Directors

I acknowledge that I have read, understand and agree to the terms set forth herein:

/s/ Steven Kelly	August 29, 2025
Steven Kelly	Date

EXHIBIT A1

Release of Claims. In consideration of the Retention Bonus, and, if applicable, the Transaction Bonus, as set forth in the Retention and Transaction Bonus Agreement to which this release agreement (the “Release”) is attached, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge Carisma Therapeutics Inc. (the “Company”), its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Pennsylvania Human Relations Act, 43 Pa. Stat. § 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Stat. § 336.1 et seq., the Pennsylvania Wage Payment and Collection Law, 43 Pa. Stat. § 251 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Stat. § 1421 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or relating to the Employment Agreement between you and the Company dated March 7, 2023, including claims for severance benefits therein); all claims to any ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

This Release must be signed and returned to the Company within seven (7) days following the Retention Date (as defined in the Retention and Transaction Bonus Agreement to which this Release is attached).

I hereby agree to the terms and conditions set forth above. I intend that this Release become a binding agreement between me and the Company.

1 Note: The Company may revise this release agreement in its sole discretion to reflect changes in law, additional statutes or claims, or other circumstances, so that the Company receives the benefit of the most complete release of claims that is legally permissible.

Steven Kelly	Date

Agreed to by the Company:

Sanford Zweifach	Date
Chair of the Board of Directors